Medi-Hut Company, Inc.
         Statement re: Computation of Earnings Per Share



                                              Years Ended October 31
                                               1998       1999
                                           ------------ ------------
Average shares outstanding                   5,953,263   1,699,549

Net Income (loss)                              (29,180)      6,592

Earnings (loss) per share - primary              (.005)       .004

Earnings (loss) per share - diluted              (.005)       .004)